Exhibit 8.1

List of Material Subsidiaries of Grupo Aeroportuario del Sureste, S.A.B. de C.V.

Subsidiary	Ownership Interest	Place of Organization
Aeropuerto de Cancún, S.A. de C.V.	100%	Mexico
Aeropuerto de Cozumel, S.A. de C.V.(1)	100%	Mexico
Aeropuerto de Mérida, S.A. de C.V.	100%	Mexico
Aeropuerto de Huatulco, S.A. de C.V.(2)	100%	Mexico
Aeropuerto de Oaxaca, S.A. de C.V.	100%	Mexico
Aeropuerto de Veracruz, S.A. de C.V.(3)	100%	Mexico
Aeropuerto de Villahermosa, S.A. de C.V.	100%	Mexico
Aeropuerto de Tapachula, S.A. de C.V.(4)	100%	Mexico
Aeropuerto de Minatitlán, S.A. de C.V.(5)	100%	Mexico
Aerostar Airport Holdings, LLC (6)	60%	Commonwealth of Puerto Rico
Sociedad Operadora de Aeropuertos Centro Norte S.A.(7)	100%	Colombia
Servicios Aeroportuarios del Sureste, S.A. de C.V.	100%	Mexico
RH Asur, S.A. de C.V.	100%	Mexico

(1) As of December 31, 2021, Aeropuerto de Cancún, S.A. de C.V., has an 18.1% equity participation in this airport.

(2) As of December 31, 2021, Aeropuerto de Cancún, S.A. de C.V., has a 18.4% equity participation in this airport.

(3) As of December 31. 2021, Aeropuerto de Cancún, S.A. de C.V., has a 30.0% equity participation in this airport.

(4) As of December 31. 2021, Aeropuerto de Cancún, S.A. de C.V., has a 30.0% equity participation in this airport.

(5) As of December 31, 2021, Aeropuerto de Cancún, S.A. de C.V., has a 17.8% equity participation in this airport.

(6)As of December 31, 2021, Aeropuerto de Cancún, S.A. de C.V, has a 60.0% equity participation in this entity. On June 1, 2017, we began to consolidate Aerostar results into our financial statements.

(7)As of December 31, 2021, Aeropuerto de Cancún, S.A. de C.V., has a 100% equity participation in this group. On October 19, 2017, we began to consolidate Airplan results into our financial statements.